UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2007

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 16, 2007, the Board of Directors of LSB Industries, Inc. (the “Company”) increased the number of its members from 13 to 15 and appointed Mr. Robert A. Butkin and Mr. Ronald V. Perry as directors to fill the newly-created positions.

The terms of the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (“$3.25 Preferred”) provide that, if and so long as at least 140,000 shares of $3.25 Preferred are outstanding, whenever dividends on the $3.25 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends (a) the number of members of the Company’s Board of Directors shall be increased by two effective as of the time of election of such directors, and (b) the $3.25 Preferred holders have the exclusive right to vote for and elect such two additional directors. In accordance with such terms of the $3.25 Preferred, in March 2002, the holders of the $3.25 Preferred elected Mr. Allen Ford and Mr. Grant Donovan to serve as members of the Board of Directors. The terms of the $3.25 Preferred provide that the term of office for such directors will terminate immediately upon the termination of the right of the $3.25 Preferred holders to vote for such directors.

All of the issued and outstanding shares of $3.25 Preferred were called for redemption by notice of redemption mailed to the holders of record of the $3.25 Preferred on July 12, 2007. In connection with the scheduled redemption, as of August 16, 2007, a total of 166,875 of the 193,295 outstanding shares of $3.25 Preferred were irrevocably delivered to the Company’s transfer agent for conversion. These existing conversions are expected to be completed by the Company’s transfer agent on August 21, 2007, which will result in only 26,420 shares of $3.25 Preferred remaining outstanding as of that date. Upon completion of the existing conversions, less than 140,000 shares of $3.25 Preferred will be outstanding, and the right of the holders of the $3.25 Preferred to elect two directors will automatically terminate at that time pursuant to the terms of the $3.25 Preferred. Accordingly, assuming the existing conversions are completed on August 21, 2007, the term of office will expire on that date for Mr. Ford and Mr. Donovan, the Company’s two directors elected by the $3.25 Preferred, and such individuals will no longer serve as members of the Company’s Board of Directors.

Upon the departure of Messrs. Donovan and Ford from the Board, LSB’s Board will be reduced to 13 members. Mr. Robert A. Butkin and Mr. Ronald V. Perry were appointed as directors in anticipation of Mr. Ford and Mr. Donovan’s departure from the Board of Directors.

The Board of Directors has determined that Mr. Butkin and Mr. Perry are “independent” for purposes of the rules of the American Stock Exchange (“AMEX”). As such, the Company’s Board of Directors will continue to be comprised of a majority of independent directors following the expiration of Mr. Ford’s and Mr. Donovan’s service as directors. Accordingly, the risk factor set forth under the heading “Subsequent Events” in the Company’s Form 10-K/A, filed July 18, 2007, relating to the Company’s compliance with the AMEX’s requirement that the Company maintain a majority of independent directors is no longer applicable.

Neither Mr. Butkin nor Mr. Perry has any relationships or related transactions with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release issued by LSB Industries, Inc., dated August 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2007

LSB INDUSTRIES, INC.

By:	/s/ Jim D. Jones
Jim D. Jones
Senior Vice President and Controller